                                 EXHIBIT 99.1
                              KEANE PRESS RELEASE

                                                             CONTACT: Larry Vale
                                                              Investor Relations
                                                            (617) 241-9200 x1290


                       IN RESPONSE TO INVESTOR INQUIRIES
                    KEANE REAFFIRMS STRONG BUSINESS OUTLOOK

     BOSTON, September 30, 1998 - In response to investor inquiries concerning the recent drop in its stock price, management of Keane, Inc. (AMEX:KEA) today reaffirmed that there are no known issues or changes in the company's business outlook.

     "Keane's business continues to be strong across the board," said John F. Keane, chairman and CEO for Keane, Inc. "We are experiencing significant revenue and earnings growth, our sales pipeline is robust, turnover is down, and project delivery remains excellent."

     Keane's management also confirmed that it is comfortable with consensus earnings per share estimates for the Third Quarter ended September 30, 1998.

     During the Second Quarter ended June 30, 1998, Keane reported revenues of $250.7 million, up 61 percent as compared to $155.5 million in the Second Quarter of 1997. Keane also reported earnings per share of $.35 (diluted) on 70,506,000 shares, up 117 percent from the Second Quarter of 1997, prior to one-time merger related costs of $4.1 million associated with the acquisition of Bricker & Associates which was accounted for as a pooling of interests.

     Headquartered in Boston, Massachusetts, Keane, Inc. is a $1 billion firm that helps companies plan, build and manage application software to achieve business advantage. Keane does this by adhering to rigorous process and management disciplines and performance metrics incorporated in its six core IT solutions. Keane's world-class services include operations improvement and IT consulting, application development, application outsourcing, year 2000 compliance, help desk outsourcing, and enterprise healthcare solutions. These service offerings are delivered through a network of more than 45 branch offices in North America and the United Kingdom. Information about Keane, which was named the Wall Street Journal's Best 10-Year Stock Performer, is available via the Internet's World Wide Web at http://www.keane.com.
                                 --------------------

________________________________________________________________________________

This release contains a number of forward-looking statements concerning the company's current expectations as to future growth. Actual results may differ materially depending on the various factors set forth under the caption "Certain Factors That May Affect Future Results" in the company's annual report or Form 10-K for the year ended December 31, 1997, which important factors are incorporated herein by reference. Such factors include business conditions, the successful completion of software development or management projects, the availability of professional staff and various other factors which involve risk and uncertainty.